Exhibit 10.42
July 8, 2019
Private and Confidential
Gitte Schjotz
Parcelvej 130
Virum, Denmark
Dear Gitte:
I am pleased to confirm the terms and conditions of your Long Term Assignment with UL International Singapore Private Limited located in Singapore. You will continue in your role as President, Retail & Industry, reporting to Keith Williams, CEO. Your assignment is subject to obtaining the required entry and work permits, and your acceptance of the terms and conditions outlined in this letter.
Your assignment will start on a date to be mutually agreed and will last for a period of three to five years. The terms and conditions outlined in this letter will be in effect for the duration of this assignment only. Should the assignment continue beyond the agreed upon term, new terms will be agreed with you. At the end of this assignment, it is expected that you will return to UL International Demko A/S (DMK), or another mutually agreeable location. If at any time after completing 3 years of this assignment, but before you have been 5 years in Singapore, you wish to return to Denmark and continue your role from there, your international assignment will be concluded and you will continue your present role from Denmark.
Compensation and Benefits
While on assignment, you will be paid in Singapore Dollars. Your annual base salary will be SGD 685,000. Salary and performance reviews will continue on the same schedule in place prior to your assignment.
You will be eligible for the All Employee Incentive Plan (AEIP) with target of 60% of your year-end base salary subject to the terms of the AEIP.
You are eligible to participate in the Long Term Incentive (LTI) program. Awards under the program may be granted annually and are at the discretion of the CEO and the Board of Directors
Local country benefit plans will apply, with the exception of medical, dental and retirement benefits. You will be enrolled in an international medical and dental plan, which will be effective as of the formal start date of your assignment (subject to timely completion of enrollment materials, which will be sent separately). It is anticipated that you will continue to participate in your home country retirement plan. If you cannot do so, due to tax or other considerations, you will receive a taxable gross cash amount in lieu of the contribution that the company would otherwise make to your home country plan (10% of gross base salary). Should you become
UL International-Singapore Private Limited
1 Maritime Square #11-03 HarbourFront Centre Singapore 099253
T: +65.6274.0702 / F: +65.6271.3867 / W: ul.com / Business Registration No. 199705193M

eligible to participate in the Singapore Central Provident Fund (only Singapore permanent residents/citizens), any other company retirement contributions would cease.
Settling in Allowance
Because relocation often results in unplanned expenditures, UL will provide you with a one-time settling in allowance of one month gross base salary (taxable income) prior to the beginning, or shortly after the start, of your assignment. This amount is SGD57,083. This is not a regular component of your salary and will not be included when benefits, incentive/bonus payments, or performance based salary increases are calculated.
Leased Car/Car Allowance
You will receive SGD59,000 annually (taxable) for the cost of car lease or car allowance for the duration of your assignment.
Annual Leave/Vacation/Holidays
You will be entitled to thirty (30) working days every calendar year as annual leave/vacation. Local public holidays are in addition to this, and will be observed in accordance with the policy of UL International Singapore Private Limited. The Singapore holiday schedule will be provided to you.
Children’s Education Allowance
UL agrees to reimburse you for the cost of tuition for your school-aged child in Singapore for the duration of your assignment. This reimbursement will be taxable income.
Travel to and from the Assignment
UL will provide business class round trip air travel for you and your dependents as obtained through UL’s authorized travel service. Two additional checked bags per person will be reimbursed by UL upon presentation of valid receipt and properly completed reimbursement request.
Shipment and Storage of Household Goods
UL will facilitate the shipment and storage of household goods with our relocation partner, Crown Mobility. The cost of packing, transportation and insurance will be provided by the company in accord with the UL Global Relocation Policy.
UL International-Singapore Private Limited
1 Maritime Square #11-03 HarbourFront Centre Singapore 099253
T: +65.6274.0702 / F: +65.6271.3867 / W: ul.com / Business Registration No. 199705193M

Host Country Housing
The Company will provide area familiarization and househunting assistance via our relocation partner, Crown Mobility.
–Temporary Living Accommodation - UL will provide temporary living accommodations including hotel, meals and local transportation, for up to 60 days as arranged by Singapore Human Resources.
–Rental Deposit – UL will pay a rental deposit of two month’s actual rent. This rental deposit is repayable to UL when you terminate the lease, or terminate your employment with UL or upon the expiry of the lease agreement whichever is earlier.
–Host Housing Costs - You will be responsible for locating and securing your host country housing for this Assignment, although UL International Singapore Private Limited will reimburse you for an amount not to exceed SGD240,000 per year, or what is deemed reasonable for your Singapore rental housing cost. Copies of the lease or other rental agreement and official rental receipts must be provided to UL for tax declaration purposes.
Home Leave Travel
UL will reimburse you for one business class Singapore-Denmark round-trip airfare for home leave each year for your dependents. You must use accrued vacation time for home leave. There is no carry over or pay in lieu of usage of home leave. You may choose a lesser travel class for home leave and use any excess to purchase tickets for your other two (non-Singapore resident) children to visit you in Singapore, as long as the total annual cost does not exceed that of the three business class tickets per year.
Tax Consultation and Tax Preparation Assistance
You will be provided with personal tax consultation via Deloitte prior to your assignment. While on Assignment in Singapore, you will be responsible for paying Singapore Income Tax. A Company selected tax preparation service (via Deloitte) will be available to assist with tax preparation in Denmark and Singapore.
UL will provide and pay for tax preparation assistance from the beginning of the assignment (including an entrance tax interview) through the tax year of completion of the assignment, and if necessary, any succeeding years affected by the assignment. Tax preparation assistance for the same time period will also be provided for your husband, as applicable.
UL International-Singapore Private Limited
1 Maritime Square #11-03 HarbourFront Centre Singapore 099253
T: +65.6274.0702 / F: +65.6271.3867 / W: ul.com / Business Registration No. 199705193M

Employment Restrictions - Conflict of Interest
It is understood you will continue to abide by UL’s Rules of Conduct and Code of Ethics. In addition, you agree to comply with all applicable laws in Singapore throughout the period of this assignment.
Termination
If UL terminates your assignment while abroad, including as a result of any change in control, you will be relocated back to Denmark in accordance with the terms outlined in the “Repatriation” section of the “Global Assignment Policy”. Termination of assignment will require prompt settlement of all outstanding tax, travel, and other advances
If you voluntarily terminate employment or are terminated for cause within one (1) year of receiving relocation policy benefits from the Company, such relocation benefits will be due back to the Company as follows:
1)if termination occurs within 1 month of relocation, 100% due back to the Company;
2)if termination occurs within 1 year of relocation, a pro-rated amount will be due, i.e., for a termination after 9 months, 60% will be due to the Company.
Please see the Employee Reimbursement Agreement contained within Appendix I of the Global Relocation Policy, which you are asked to complete in addition to your signed assignment letter.
General Conditions of Employment
Prior to the start of your Global Long Term Assignment, the required immigration documents
(appropriate visa and/or work permit, passport, travel permit, etc.) must be obtained. UL will assist you and reimburse you for obtaining the appropriate documents.
The terms of the Global Assignment Policy, a copy of which will be provided to you, will apply to all applicable aspects of this Assignment. In all policy matters relating to your Global Long Term Assignment, the provisions of the “Global Assignment Policy” will be binding. Any exceptions or variances to the policy provisions, that have been agreed upon are described within this assignment letter or will be amended hereto with a written addendum.
Yours Sincerely,
Adrian Groom
VP, Human Resources
UL International-Singapore Private Limited
1 Maritime Square #11-03 HarbourFront Centre Singapore 099253
T: +65.6274.0702 / F: +65.6271.3867 / W: ul.com / Business Registration No. 199705193M

I hereby agree and accept this assignment as outlined above. I understand all policies that apply to employees of UL International Singapore Private Limited will also apply to me unless specifically changed by the “Global Assignment Policy”. I also understand that this is not a Contract of Employment, but an agreement that supplements any existing arrangements.

Signature:	/s/ Gitte Schjotz	Date:
Gitte Schjotz
UL International-Singapore Private Limited
1 Maritime Square #11-03 HarbourFront Centre Singapore 099253
T: +65.6274.0702 / F: +65.6271.3867 / W: ul.com / Business Registration No. 199705193M